Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) made as of May 11, 2005 (“Effective Date”) by and between BioMarin Pharmaceutical Inc., a Delaware corporation, with its principal executive offices located at 105 Digital Drive, Novato, California 94949 (the “Company”) and Jean-Jacques Bienaimé (“Employee”), residing at 2510 Skyfarm Drive, Hillsborough, CA 94010 is hereby amended and restated, effective January 1, 2009, primarily to reflect the changes resulting from Amendment No. 2 to this Agreement, dated May 10, 2006, and the requirements of the final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, for good and valuable consideration (the receipt and adequacy of which are hereby acknowledged and agreed) the parties hereby covenant and agree as follows:

1. Title; Duties. The Company hereby employs the Employee as Chief Executive Officer to perform such duties consistent with his title and position as may be determined and assigned to him by the Company’s board of directors (the “Board”). The Employee shall also serve as a member of the Board, subject to election by the stockholders of the Company to the extent required by applicable law and the Company’s governing documents. The Employee shall be based in Novato, California.

2. Time and Effort. The Employee agrees to devote substantially all of his professional employment time and effort to the performance of his duties as Chief Executive Officer and member of the Board for the Company and to perform such other duties consistent with his title and position as are reasonably assigned him from time to time by the Board.

3. Term. The Company agrees to employ the Employee in accordance with the terms of this Agreement, and the Employee agrees to accept such employment, commencing as of the Effective Date and continuing thereafter until terminated pursuant to Section 8 hereof (the “term” of this Agreement). A review of the Employee’s total compensation based on the Company’s assessment of the Employee’s contributions to the Company’s performance will be conducted at least annually following submission of the Company’s audited financial results to the Board, although the Board shall not be under any obligation to make adjustments other than pursuant to its discretion.

4. Compensation; Benefits.

(a) Base Salary. For all the services to be rendered by the Employee in any capacity hereunder, including services as an officer, director, member of any committee or any other duties assigned him by the Board, the Company agrees to pay the Employee a base salary (“Base Salary”) of not less than six hundred seventy-five thousand ($675,000) per annum. Base Salary shall be payable in approximately equal installments in accordance with the Company’s customary payroll practices. The foregoing annual compensation amount may be, from time to time, increased by action of the Board or appropriate Committee of the Board.

(b) Bonus.

(i) One-Time Bonus. On the Effective Date, the Company agrees to pay the Employee a one-time sign-on bonus in the amount of $100,000.

(ii) Annual Bonus. The Employee shall be entitled to a bonus (a “Bonus”) for each year of employment hereunder, payable in cash, within fifteen (15) days following the completion of the audit of the Company’s financial statements for such year and no later than March 15th following the end of the calendar year in which the Employee first vests in the right to the bonus. The amount of each Bonus shall be based on the Company’s and the Employee’s achievement (as determined by the Board) of goals mutually agreed upon by the Employee and the Board; provided, however, that the amount of each Bonus shall be within a range of zero percent (0%) to one hundred percent (100%) of the Employee’s Base Salary for the applicable year of employment. For purposes of the calculation of a Bonus that may be payable to the Employee with respect to the calendar year 2005, the Base Salary shall include the bonus paid to the Employee as described in Section 4(b)(i).

(c) Stock Options.

(i) Initial Options. On the Effective Date, the Company shall grant the Employee an option to purchase three hundred twenty-five thousand (325,000) shares of the Company’s common stock, $.001 per value per share (the “Common Stock”). During the Employee’s employment, on the sixth month anniversary of the Effective Date, the Company shall grant the Employee an option to purchase one hundred sixty-two thousand five hundred shares of Common Stock. During the Employee’s employment, on the twelfth month anniversary of the Effective Date, the Company shall grant the Employee an option to purchase one hundred sixty-two thousand five hundred shares of Common Stock.

(ii) Additional Options. During the Employee’s employment, on each annual anniversary date of the Effective Date (starting with 2006) (each such date, an “Annual Grant Date”), the Company shall grant to the Employee an option to purchase one hundred twenty-five thousand (125,000) shares of the Company’s Common Stock.

(iii) Option Terms. Each option described in this Section 4(c) shall have an exercise price equal to the closing price per share of Common Stock as reported by Nasdaq on the date of grant. Each such option shall be a non-qualified stock option, shall vest in equal amounts on the first, second and third year anniversary of the date of grant, shall remain exercisable for a period of ten (10) years from the date of grant, and shall otherwise be subject to the terms and conditions of any stock award plan and associated agreements by which the Company makes stock option grants to its executive officers.

(d) Benefits Plans. The Employee also shall participate fully in all insurance, pension, retirement, deferred compensation, stock and stock option, stock purchase or similar compensation and benefit plans and programs pursuant to the terms of such plans or programs. The Company shall maintain for the Employee’s benefit a fully-paid whole life insurance policy with a stated death benefit of $500,000, subject to the Employee’s satisfaction of any physical examination that the insurer may require as a qualification for coverage at standard rates for the Employee’s age category.

(e) Vacation. The Employee shall be entitled to annual paid vacation time of four (4) weeks, accruing ratably over the course of each year of employment, to be taken at such time or times as the Employee may select, consistent with his obligations hereunder. Vacation days not taken during an applicable fiscal year may be carried over to the extent permitted under the Company’s vacation policy to the following fiscal year pursuant such policy.

(f) Expenses. The Company shall reimburse the Employee for all reasonable and customary travel, business and entertainment expenses incurred in connection with the Employee’s performance of his services hereunder in accordance with the policies and procedures established by the Company, including a quarterly review of such expenses by the chair of the Audit Committee of the Board, and paid promptly after the Employee makes a request therefore and no later than the end of the calendar year following the calendar year in which the expenses were incurred by the Employee.

(g) Withholding. The amounts payable pursuant to this Agreement shall be subject to withholding for appropriate taxes, assessments or withholdings as required by applicable law.

(h) Relocation Assistance and Temporary Housing Allowance. The Company shall reimburse the Employee for costs and expenses incurred by the Employee in relocating his residence to the Novato, California area, up to, in the aggregate, $30,000. Such reimbursement shall be made promptly after the Employee makes a request therefor, which shall be accompanied by receipts and other supporting documentation and no later than the end of the calendar year following the calendar year in which the Employee incurred the expenses. In addition, the Company shall pay the Employee an amount equal to $2,000 per month, for a period not to exceed six months, to cover the cost of temporary housing used by the Employee prior to relocating his residence to the Novato, California area.

(i) Prorated Amounts. The amounts payable pursuant to Sections 4(a) and 4(b)(ii), with respect to any partial calendar year shall be prorated by a factor equal to the quotient, the numerator of which shall be the number of calendar days in such calendar year for which the Employee is employed by the Company hereunder and the denominator of which shall be 365.

5. Other Plans. The Company and the Employee hereby agree that nothing contained herein is intended to or shall be deemed to affect any of the Employee’s rights as a participant under any retirement, stock option, stock purchase, pension, insurance, profit-sharing or similar plans of the Company now or hereafter declared to be in effect. The Company recognizes that the Employee is induced to execute this Agreement and to accept compensation at the rate set forth herein in part because he expects to be a participant under such plans as are, from time to time, in effect for the Company’s executives and/or employees in general.

6. Confidential Information and Inventions Agreement. The Employee agrees to execute and be bound by the Non-Competition Agreement in the form attached hereto as Exhibit A (the “Non-Competition Agreement”) and the Employee Confidentiality and Inventions Agreement in the form attached hereto as Exhibit B (the “Confidentiality Agreement”); and the Form of Confidentiality Agreement attached hereto as Exhibit C; and whether employed by the Company or not, agrees to execute Exhibit C at any time at the direction of the Board in order to avoid disclosure of confidential information (as defined in the Confidentiality Agreement) as this Exhibit is needed at a future date. The terms of each Exhibit are hereby incorporated by reference and made a part hereof.

7. Termination for Cause; Resignation Without Good Reason.

(a) Termination for Cause. This Agreement may be terminated for Cause (as defined below) by the Company before the expiration of the term provided for herein if, during the term of this Agreement, the Employee (i) materially violates the provisions of the Non-Competition Agreement or the Confidentiality Agreement as executed; (ii) refuses to execute Exhibit C as subsequently directed, {iii) is convicted of, or pleads nolo contendere to, any crime involving misuse or misappropriation of money or other property of the Company or any felony; (iv) exhibits repeated willful or wanton failure or refusal to perform his duties in furtherance of the Company’s business interest or in accordance with this Agreement, which failure or refusal is not remedied by the Employee within thirty (30) days after notice from the Company; (v) commits an intentional tort against the Company, which materially adversely affects the business of the Company; (vi) commits any flagrant act of dishonesty or disloyalty or any act involving gross moral turpitude, which materially adversely affects the business of the Company; or (vii) exhibits immoderate use of alcohol or drugs which, in the opinion of an independent physician selected by the Company, impairs the Employee’s ability to perform his duties hereunder (all of the foregoing clauses (i) through (vii) constituting reasons for termination for “Cause”), provided that unsatisfactory business performance of the Company, or mere inefficiency, or good faith errors in judgment or discretion by the Employee shall not constitute grounds for termination for Cause hereunder. In the event of a termination for Cause, the Company may by written notice immediately terminate his employment and, in that event, the Company shall be obligated only to pay the Employee the compensation due him up to the date of termination, all accrued, vested or earned benefits under any applicable benefit plan and any other compensation to which the Employee is entitled under Section 4 up to and ending on the date of the Employee’s termination.

(b) Resignation Without Good Reason. The benefits and compensation set forth in Section 7(a) are the only compensation and benefits that the Employee will receive in the event that Employee resigns without Good Reason (as defined below). If the Employee resigns without Good Reason prior to a Change in Control (as defined below), the Employee agrees to give the Company at least four (4) weeks’ prior notice and in exchange the Company agrees to pay the Employee for all compensation Employee would be entitled to pursuant to Section 4 for such four (4)-week period as if Employee had not resigned without Good Reason. Any resignation of the Employee hereunder, whether for Good Reason or otherwise, shall be deemed to include a resignation from all positions and in all capacities with the Company and its subsidiaries, including, without limitation, membership on the Board of the Company and all committees thereof and on the boards of directors (and committees thereof) of subsidiaries of the Company, and the Employee shall execute such documentation as requested by the Company with respect thereto.

(c) Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean either (i) a merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction as a result of which the persons that beneficially owned, directly or indirectly, the shares of the Company’s voting stock immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of voting stock representing more than fifty percent (50%) of the total voting power of all outstanding classes of voting stock of the Company or the continuing or surviving corporation if the Company is not the continuing or surviving corporation in such transaction, or (ii) a sale of all or substantially all of the assets of the Company.

8. Termination Without Cause; Resignation For Good Reason; Disability; Death.

(a) Termination Without Cause; Resignation For Good Reason. The Company may terminate the Employee’s employment at any time for any reason or no reason, upon written notice to the Employee. If (i) the Company terminates the Employee’s employment without Cause at any time prior to the end of the term of the Agreement, or (ii) the Employee provides the Company with written notice (a “Notice of Termination”) of his resignation for Good Reason (as defined below) at least four (4) weeks prior to the date of termination, then the Employee shall receive the Termination Compensation (as defined below) during the Severance Period (as defined below), provided that the Employee remains in full compliance with the Non-Competition Agreement and the Confidentiality Agreement during the Severance Period. Notwithstanding the foregoing, in the event the Company terminates the Employee’s employment without Cause or the

Employee’s employment ceases due to a resignation for Good Reason, in either case following a Change in Control, in that instance only and in lieu of the Termination Compensation, the Employee shall receive the Enhanced Termination Compensation (as defined below) during the Enhanced Severance Period (as defined below). Without limiting any right or remedy of the Company hereunder or under the Non-Competition Agreement or the Confidentiality Agreement, from and after the date of any breach by the Employee of any covenant set forth in the Non-Competition Agreement or the Confidentiality Agreement, the Company shall have no obligation to pay any Termination Compensation or Enhanced Termination Compensation.

(b) Resignation for Good Reason. A resignation for any one or more of the following events, without the written consent of Employee or his approval of such event in his capacity as Chief Executive Officer, shall be referred to herein as “Good Reason”:

(i) a substantial reduction in the Employee’s duties, status, or reporting structure, in either case by reference to the position held by the Employee on the Effective Date;

(ii) a relocation of the Employee’s assigned office more than thirty-five (35) miles from its then-current location;

(iii) any decrease in the Employee’s Base Salary or a material decrease in his Company benefits in the aggregate, other than as part of a reduction (not exceeding twenty-five percent) that equitably applies to all of the Company’s executive officers;

(iv) a material breach of this Agreement by the Company;

(c) provided, however, that an event that is or would constitute grounds for a resignation for Good Reason unless (i) Employee first notifies the Company’s Board of Directors in writing of the event(s) within ninety (90) days after the initial occurrence of the event, (ii) the Company does not cure such event(s) within thirty (30) days after its receipt of the Employee’s written notice, and (iii) the Employee does not terminate his employment within thirty (30) days after the expiration of the cure period. Termination Compensation. For purposes of this Agreement, the term “Termination Compensation” shall mean: (i) cash compensation in an amount equal to the annual Base Salary that Employee would have collected over the Severance Period based on his then current annual Base Salary as of the date of termination,,; (ii) if senior vice presidents of the Company are paid bonuses under the Company’s bonus plan for the year of the Employee’s termination and if the Employee has achieved (as determined by the Board) the goals mutually agreed upon by the Company and the Employee with respect to the Employee’s target bonus for the year of termination, a cash bonus shall be paid to the Employee equal to 100 percent of the Employee’s annual Base Salary as of the date of termination; (iii) continuation of all company-paid medical, dental and vision benefits or reimbursement of the Employee’s out-of-pocket costs incurred to acquire substantially equivalent benefits during the Severance Period; (iv) reimbursement for customary executive outplacement services or transitional counseling services actually incurred in an amount not to exceed $18,000; and (v) automatic vesting of all options granted to the Employee as described in Section 4(c) that have not vested as of the date of termination.

(d) Enhanced Termination Compensation. For purposes of this Agreement, the term “Enhanced Termination Compensation” shall mean: (i) cash compensation in an amount equal to the present value (determined using applicable federal interest rates) of two hundred percent (200%) the annual Base Salary that Employee would have collected over the Enhanced Severance Period based on his then current annual Base Salary as of the date of termination; (iii) continuation of all company-paid medical, vision and dental benefits or additional compensation sufficient for the Employee to acquire substantially equivalent benefits for the Enhanced Severance Period; (iv) a cash payment of $18,000 for customary executive outplacement services or transitional counseling (plus an additional cash payment for any taxes payable on the cash payment for services or counseling); (v) the Employee’s fully-paid whole life insurance policy with a stated death benefit of $500,000 (plus a cash payment in an amount sufficient to defray all federal and state income and payroll tax on any imputed income from this subsection (v) and the cash payment); (vi) a one-time cash payment in an amount not to exceed $5,000 intended to cover the out-of-pocket expenses incurred by the Employee annually for state and federal income tax return preparation by an independent certified public accountant of the Employee’s choice for the year of termination and two additional years (plus an additional cash payment for any taxes payable on such cash payment for tax return preparation); (viii) the Company’s annual contribution to the Employee’s 401k Plan for the year in which the termination occurs, to the extent allowable under the terms of the 401k Plan (regardless of when the termination occurs during such year); and (ix) automatic vesting of all options granted to the Employee as described in Section 4(c) that have not vested as of the date of termination. In addition, in connection with a Change in Control, the Employee may be eligible for a discretionary bonus as determined by and in the discretion of the Board (or the compensation committee of the Board) of the Company or an officer of the Company designated by the Board (or designated by the compensation committee of the Board).

(e) Severance Period and Enhanced Severance Period. For purposes of this Agreement, the term “Severance Period” shall mean the period commencing on the date of termination of the Employee’s employment hereunder as described in the second sentence of Section 8(a) and concluding on the eighteenth (18th) month anniversary thereof or, in the event that as of the date of such termination the Employee has been employed by the Company for more than three years, the twenty-fourth (24th) month anniversary thereof. For purposes of this Agreement, the term “Enhanced Severance Period” shall mean the period commencing on the date of termination of the Employee’s employment hereunder as described in the second sentence of Section 8(a) and concluding on the twenty-fourth (24th) month anniversary thereof or, in the event that as of the date of such termination the Employee has been employed by the Company for more than three years, the thirtieth (30th) month anniversary thereof.

(f) Employee’s Disability. The Company shall be entitled, by providing written notice to the Employee, to terminate the Employee’s employment under this Agreement if the Employee shall become permanently disabled such that he is unable to carry out his duties hereunder for four (4) consecutive calendar months or for a period aggregating one hundred twenty (120) days in any period of twelve (12) consecutive calendar months. If the Employee is eligible to receive benefits under the Company’s Long-Term Disability Plan, then the Company will pay the Employee additional compensation so that the total received by the Employee (after taking into consideration the amounts payable to the Employee under the Long-Term Disability Plan) equals the Termination Compensation or the Enhanced Termination Compensation, whichever is applicable, set forth in Section 8(a). If the Employee is not eligible to receive benefits under such Plan, then he will upon termination of his employment for permanent disability be entitled to receive the full Termination Compensation or Enhanced Termination Compensation, whichever is applicable. Any delay or forbearance by the Company in exercising any such right to terminate this Agreement shall not constitute a waiver thereof.

(g) Employee’s Death. The Employee’s employment will immediately terminate upon the death of the Employee. The Employee’s surviving designated beneficiary, or, if none, the Employee’s estate, shall be entitled to receive the compensation due the Employee up to the date of the Employee’s death, all accrued, vested or earned benefits under any applicable benefit plan and any other compensation to which the Employee is entitled under this Agreement up to and ending on the date of the Employee’s death. Should the Employee die during the time he is receiving the severance payments set forth in Subsections 8(c)(i) or (ii) or Subsection 8(d)(i) above, these payments shall be paid to the Employee’s surviving designated beneficiary, or, if none, to the Employee’s estate.

(h) Mechanics. All Termination Compensation described in Subsections 8(c)(1) above, if any, and the Enhanced Termination Compensation described in Subsections 8(d)(i), 8(d)(ii) and 8(d)(iv) through (vi) above, if any, shall be payable in one lump-sum payment within thirty (30) days of the Employee’s termination date. The Termination Compensation described in Subsection 8(c)(ii) shall be paid at the same time bonuses are paid to senior vice president’s of the Company for the year of the Employee’s termination but no later than March 15 of the following calendar year. The reimbursements described in Subsections 8(c)(iii) and 9(c)(iii) shall be paid promptly after the Employee makes a request therefor, which shall be accompanied by receipts and other supporting documentation, and no later than the end of the calendar year following the calendar year in which the Employee incurred the expenses. Notwithstanding the foregoing, if any amounts or benefits payable under this

Agreement on account of Employee’s termination of employment constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no payments or benefits shall be paid or provided until Employee incurs a separation from service within the meaning of Treas. Reg. § 1.409A-1(h) from the Company and any entity that would be considered a single employer with the Company under Code Sections 414(b) or 414(c) (“Separation from Service”). If, at the time of Employee’s Separation from Service, the Employee is a “specified employee” (within the meaning of Code Section 409A and Treas. Reg. §1.409A-3(i)(2)), the Company will not pay or provide any “Specified Benefits” (as defined herein) during the six-month period (the “409A Suspension Period”) beginning immediately after the Employee’s Separation from Service. For purposes of this Agreement, “Specified Benefits” are any amounts or benefits that would be subject to Code Section 409A penalties if the Company were to pay them, pursuant to this Agreement, on account of the Employee’s Separation from Service. This Agreement is intended to comply with (or be exempt from) Code Section 409A, and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Code Section 409A. If, for any reason including imprecision in drafting, the Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company. The Company reserves the right to unilaterally amend this Agreement without the consent of the Employee in order to accurately reflect its correct interpretation and operation, as well as to maintain an exemption from or compliance with Code Section 409A. Nevertheless, and notwithstanding any other provision of this Agreement, neither the Company nor any of its employees, directors, or their agents shall have any obligation to mitigate, nor to hold the Employee harmless from, any or all taxes (including any imposed under Code Section 409A) arising under this Agreement. The Employee’s entitlement to such payments as provided herein shall be in addition to any rights the Employee may have to payments or participation to the date of termination under any retirement, stock option, stock purchase, pension, insurance, profit-sharing, or similar plans applicable to the Employee or employees in general, as defined in the appropriate plan documents and in accordance with the appropriate plan documents. In addition, if the Company provides notice that this Agreement is terminated, the Company shall have no additional obligations hereunder, other than to pay to the Employee (i) any unpaid amount of accrued Base Salary (as defined in Section 4) to the date of termination; (ii) any unpaid amount of accrued vacation pay in accordance with the Company policy to the date of termination; (iii) a pro rata amount of any vested incentive compensation to the date of termination that has been awarded to the Employee pursuant to the Company policy prior to the date of termination; and (iv) other obligations which may be owed to the Employee to the date of termination, or thereafter pursuant to Subsection (c), (d), or (f) of this Section 8(h) or pursuant to Section 9, under a specific provision of this Agreement.

9. 280G Gross-Up. The acceleration or payment of the Termination Compensation or the Enhanced Termination Compensation pursuant to Section 8 either alone or when combined with other benefits or payments to be provided to the Employee(collectively, the “Payments”) could, in certain circumstances, subject the Employee to the excise tax provided under Section 4999 of the Code. If Section 4999 of the Code applies to any Payment, the following provisions shall apply:

(a) Anything in this Agreement to the contrary notwithstanding, in the event of a 280G Change in Control, as defined below, the Company shall reasonably determine whether at any time for any reason any payment or distribution or any acceleration of vesting of any benefit or award (a “Payment”) by the Company or any other person or entity to or for the benefit of the Employee would result in a “parachute payment” (within the meaning of Section 280G(b)(2) of the Code) whether paid or payable or distributed or distributable (or accelerated or subject to acceleration) pursuant to the terms of this Agreement or otherwise in connection with or arising out of the Employee’s employment with the Company which would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties thereon, are hereinafter collectively referred to as the “Excise Tax”).

Within thirty (30) days after each Payment, but in no event later than the end of the Employee’s taxable year following the year in which the Employee remits the related taxes, the Company shall pay and the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including, without limitation, any income or employment taxes and the Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Employee retains an amount of the Gross-Up Payment equal to the sum of: (i) the Excise Tax imposed upon the Payments; and (ii) the product of any individual income tax deductions disallowed to the Employee because of the inclusion of the Gross-Up Payment in the Employee’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed: (x) to be subject to federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made; (y) to be subject to applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes; and (z) to have otherwise allowable deductions for federal income tax purposes at least equal to those which would be disallowed because of the inclusion of the Gross-Up Payment in the Employee’s adjusted gross income.

(b) In the event of a dispute between the Company and the Employee as to whether the provisions of Section 9(a) apply or how such provisions are to be applied, such determination shall be made by a nationally recognized firm of independent accountants (the “Accounting Firm”) or a law firm (the “Law Firm”), jointly selected by the Company and the Employee, whose determination shall be conclusive and binding on all parties for purposes of paying the Gross-Up Payment. The fees and expenses of such accountants or counsel shall be borne by the Company. If the Accounting Firm or Law Firm determines that the Excise Tax that might be payable by the Employee is less than the amount of the Excise Tax the Employee believes might be payable by the Employee, the Accounting Firm or Law Firm shall furnish the Employee with a written opinion that the Employee will not be required to report any Excise Tax on the Employee’s federal income tax return in excess of the amount determined by the Accounting Firm or Law Firm.

(c) Once a Gross-Up Payment has been received by the Employee, the Employee shall not be obligated to return to the Company any portion of the Gross-Up Payment so received in the event it is subsequently determined that the amount of the Gross-Up Payment received was in excess of the amount the Company should have paid.

(d) For the purposes of this Section 9, a “280G Change in Control” shall be deemed to have occurred if: (i) there is a “change in the ownership” of the Company, (ii) there is a “change in the effective control” of the Company, or (iii) there is a “change in the ownership of a substantial portion of the assets” of the Company, as defined in Q/A-27, Q/A-28, or Q/A-29, respectively, of Treas. Reg. Section 1.280G-1.

10. Choice of Law; Venue. This Agreement shall be construed and performed in accordance to the laws (but not the conflicts of laws) of the State of California. Venue of any proceeding shall be exclusively in the County of Marin in the foregoing state, and both parties consent and agree to such exclusive venue.

11. Arbitration.

(a) The Employee and the Company understand that litigation is a costly and time-consuming process and agree that they will exclusively resolve any disputes between them by binding arbitration. The Employee and the Company understand that this agreement to arbitrate covers all disputes that the Company may have against the Employee, or that the Employee might have against the Company or its related entities or employees, including those that relate to the Employee’s employment or termination of employment (for example claims of unlawful discrimination or harassment).

(b) The arbitration will be conducted by an impartial arbitrator experienced in employment law (selected from either the JAMS or the American Arbitration Association (at the Employee’s election) panel of arbitrators) in accordance with the applicable entity’s then current employment arbitration rules (except as otherwise provided in this agreement or unless the parties agree to use the then-current commercial arbitration rules). The Employee and the Company waive the right to institute a court action, except for requests for injunctive relief pending arbitration, and understand that they are giving up their right to a jury trial. The parties shall be entitled to reasonable discovery. The arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations.

(c) The Company will pay any filing fee and the fees and costs of the arbitrator, unless the Employee initiates the claim, in which case the Employee only will be required to contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in the State of California. The Employee and the Company each shall be responsible for their own attorneys’ fees and costs; provided, however, the arbitrator may award attorneys’ fees to the prevailing party, if permitted by applicable law. This arbitration agreement does not prohibit either the Employee or the Company from filing a claim with an administrative agency (e.g., the EEOC), nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure. The arbitration shall take place in Marin County, California unless the Employee and the Company agree otherwise.

12. Notices. All notices provided for or permitted to be given pursuant to this Agreement must be in writing. All notices shall be given to the other party by personal delivery, overnight courier (with receipt signature), or facsimile transmission (with “answerback” confirmation of transmission), to the Company or the Employee at the address or telecopy number set forth on the signature page hereto, or to such other address or telecopy number as the Company or the Employee may notify the other in accordance with the provisions of this section, or the last known permanent residence or telecopy number. Each such notice shall be deemed effective upon the date of actual receipt in the case of personal delivery, receipt signature in the case of overnight courier, or confirmation of transmission in the case of facsimile.

13. Entire Agreement; Amendment. This Agreement contains the sole and entire agreement of the parties and supersedes all prior agreements and understandings between the Employee and the Company and cannot be modified or changed by any oral or verbal promise or statement by whomsoever made; nor shall any written modification of it be binding upon the Company until such written modification shall have been approved in writing by the Board.

14. Waiver; Consent. In the event any term or condition contained in this Agreement should be breached by any party and thereafter waived or consented to by the other party, which waiver or consent must be effectuated by a written instrument signed by the party against whom any waiver or consent is sought (and, in the case of the Company, approved by the Board), such waiver or consent shall be limited to the particular breach so waived or consented to and shall not be deemed to waive or consent to any other breach occurring prior or subsequent to the breach so waived or consented to.

15. Severability. If any provisions of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the extent permitted by law.

16. Survival. The provisions hereof, including without limitation those incorporated herein pursuant to Section 6, which are to be performed or observed after the termination of this Agreement, and the representations, covenants and agreements of the parties contained herein with respect thereto shall survive the termination of this Agreement and be effective according to their terms.

17. Successors. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by and against the parties to this Agreement and the respective heirs, executors, and successors in interest; provided, however, that the duties of the Employee hereunder are personal in nature and may not be delegated without a written consent of the Company.

18. Confidentiality. This Agreement, including its existence and the terms thereof, is considered confidential business information by the Company, and the Employee agrees for the period of his employment hereunder and for twenty-four (24) months thereafter not to disclose same to any other person or entity.

19. Assignment. This Agreement and the rights and benefits contained herein may not be assigned by either party hereto, except by the Company in connection with a merger, consolidation, share exchange, business combination or other reorganization of the Company or a sale of all or substantially all of the Company’s business or assets.

20. Certain Representations, Covenants and Acknowledgements.

(a) The Employee represents that he is not subject to any employment, confidentiality, or other agreement or restriction that would prevent him from fully satisfying his duties under this Agreement or that would be violated if he did so.

(b) Without the Company’s prior written approval, the Employee agrees not to: (i) disclose proprietary information belonging to a former employer or other entity without its written permission; (ii) contact any former employer’s customers or employees to solicit their business or employment on behalf of the Company; or (iii) distribute announcements about or otherwise publicize his employment with the Company.

(c) The Employee acknowledges that he is free to seek advice from independent counsel with respect to this Agreement and the Employee has obtained such advice, The Employee is not relying on any representation or advice from the Company or any of its officers, directors, attorneys or other representatives regarding this Agreement, its content or effect.

21. Construction. The masculine pronoun, wherever used herein, shall be construed to include the feminine and the neuter, where appropriate. The singular form, wherever used herein, shall be construed to include the plural, where appropriate.

22. Drafting. The parties represent and acknowledge that they both have participated in the preparation and drafting of this Agreement and have each given their approval to all of the language contained in this Agreement, and it is expressly agreed and acknowledged that if either party later claims that there is an ambiguity in the language of this Agreement, there shall be no presumption that such ambiguity be construed for or against either party hereto.

23. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

BIOMARIN PHARMACEUTICAL INC.

By:	/s/ Pierre Lapalme
Name:	Pierre Lapalme
Its:	Chairman of the Board of Directors

Address:	105 Digital Drive
Novato, California 94949

Facsimile:	(415) 382-7889

EMPLOYEE

By:	/s/ Jean-Jacques Bienaimé
Jean-Jacques Bienaimé

Address:	2510 Skyfarm Drive, Hillsborough, CA 94010